Exhibit 99.3

Youbet.com Appoints Chief Operating Officer David Goldberg
as New President and Chief Executive Officer

Michael Brodsky to transition to Executive Chairman

Burbank, CA, June 2, 2009 – Youbet.com, Inc. (NASDAQ: UBET) announced today that its Board of Directors has appointed Chief Operating Officer David Goldberg as its new President and Chief Executive Officer, effective immediately.  Mr. Goldberg will succeed Michael Brodsky, who will move into a new role as the Company’s Executive Chairman.

“I am thrilled for the opportunity to lead Youbet as the company continues to expand its services and product offerings, while keeping our focus on strong profitability and increasing long-term shareholder value,” said Mr. Goldberg.  “I want to thank Mike for bringing me into the fold last year and for performing truly transformative work by moving Youbet into a profitable e-commerce company while at the same time vastly improving the operations at United Tote.”

As Executive Chairman, Mr. Brodsky will be focused on corporate development, investor relations and Youbet’s strategic initiatives.  In addition, he will take an active role in legislative affairs – specifically, he will be directly involved in the Company’s efforts concerning the recent bill introduced in Congress that would legalize and regulate online gambling in the United States.

“Mike could not have done a better job turning around this company during his tenure as CEO,” said Youbet.com Chairman Jack Liebau.  “Mike has realigned the company to focus on performance-driven metrics, repositioned Youbet to be a leading e-commerce company, recruited a new and extremely strong management team, rebuilt industry relationships and most importantly, returned the company to profitability.  We have had five consecutive quarters of strong financial performance, which has manifest itself in our increasing stock price and market capitalization.  With the platform now established, I know David is well prepared take the reins from Mike and grow Youbet even further over the long term.”

Mr. Goldberg joined Youbet.com from Ticketmaster where he was Executive Vice President.  During his tenure at Ticketmaster, Mr. Goldberg was one of three executives charged with overall leadership of the business through the office of the CEO, and also held global responsibility for all aspects of sales and marketing, mergers and acquisitions and business development.  He had also previously served as the Marketing Director for Ticketmaster's Midwest region in the early 1990s.

“I am very excited for the future of Youbet,” added Mr. Goldberg.  “Mike has re-energized our team and with a clear strategy firmly in place and the tools to execute that strategy, we are confident we can become a global player in the e-commerce industry while maintaining and growing our leading position in the advance deposit wagering and online gaming sector.”

About Youbet.com, Inc.

Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry.  Youbet’s website enables its customers to securely wager on horse races at over 150 racetracks each year worldwide from the convenience of their homes or other locations.  Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools.  In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timely development and market acceptance of new products and technologies; Youbet's ability to achieve further cost reductions; Youbet's assessment of strategic alternatives for United Tote, including a possible sale, as to which there can be no assurance of success; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be legal in jurisdictions where Youbet currently operates; the limitation, conditioning, or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; the adoption of future industry standards; the loss or retirement of key executives; Youbet's ability to meet its liquidity requirements and maintain its financing arrangements; and general economic and market conditions; as well as the risks and uncertainties discussed in Youbet's Form 10-K for the year ended December 31, 2008, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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CONTACT:
Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200